THE SOLOMON-PAGE GROUP LTD. AGREES TO BE ACQUIRED IN
                  MANAGEMENT BUYOUT AT $4.25 PER SHARE IN CASH.

New York, NY -- March 31, 2000 -- The  Solomon-Page  Group,  Ltd.  (Nasdaq Stock
Market: SOLP) announced today that it has entered into a definitive agreement under which a management group consisting of the three principal executive officers of Solomon-Page, Lloyd Solomon, Scott Page and Herbert Solomon, is to acquire all of the outstanding publicly held shares of Common Stock of Solomon-Page at a price of $4.25 per share.

The transaction, which is structured as a one-step cash merger, was approved by Solomon-Page's Board of Directors (whose members include the management group), acting upon the unanimous recommendation of a Special Committee of the Board comprising two independent, unaffiliated directors. In reaching its decision, the Special Committee was advised by its financial advisor, Legg Mason Wood Walker, Incorporated, which rendered a written opinion that the merger price is fair from a financial point of view to the holders of common stock (other than the members of the management group). As set forth more fully in the merger agreement, the Special Committee is able, however, to receive inquiries from any other parties interested in a possible acquisition of Solomon- Page.

It is expected that the proposed merger will be voted upon by Solomon-Page's stockholders at a meeting of stockholders expected to be held in the second calendar quarter of 2000. The merger requires approval by the holders of a majority of all outstanding shares of Solomon-Page. In addition, completion of the merger is subject to the receipt by the management group of financing to consummate the transaction and other customary conditions. The management group has received a commitment letter to provide all of the funds necessary to complete the proposed merger.

Solomon-Page is a specialty niche provider of staffing services organized into two primary operating divisions: temporary staffing/consulting and executive search/full-time contingency recruitment. The temporary staffing/consulting division provides services to companies seeking personnel in the information technology, accounting, human resources and legal areas. The executive
search/full-time   contingency  recruitment  division  comprises  ten  lines  of business, including five industry (capital markets, publishing and new media, healthcare, fashion services and banking), and five functional (information technology, accounting, human resources, legal and administrative support).

This press release does not constitute "proxy solicitation material" within the meaning of Regulation 14A and Schedule 14A under the Securities Exchange Act of 1934, as amended.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, future action or inaction by the Board of Directors and stockholders and Solomon-Page



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and regulatory authorities with respect to the matters referred to in this press release. Although Solomon-Page believes that the assumptions contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Solomon-Page or any other person that the objectives and plans of Solomon-Page will be achieved.


Contact:   Lloyd B. Solomon
           Chief Executive Officer
           Solomon-Page
           (212) 403-6100


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